RESTRICTED STOCK UNIT GRANT NOTICE
UNDER THE
PRA HEALTH SCIENCES, INC.
2020 STOCK INCENTIVE PLAN
(Time-Based Vesting Award for Employees)
PRA Health Sciences, Inc. (the “Company”), pursuant to the PRA Health Sciences, Inc. 2020 Stock Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant, including any specific terms and conditions set forth in any appendix thereto (the “Appendix,” and together with the agreement, the “Restricted Stock Unit Agreement”)), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[•]

Date of Grant:	[•]
Number of

Restricted Stock Units:	[•]

Vesting Schedule:	Provided the Participant has not undergone a Termination prior to the time of each applicable vesting date (or event), [•].
Notwithstanding the foregoing, in the event that the Participant undergoes a (i) Termination as a result of the Participant’s death or Disability, or (ii) Qualifying Termination, the Restricted Stock Units shall become fully vested and payable on the date of such Termination; provided, however, that for purposes of this Grant Notice and Restricted Stock Unit Agreement, (A) all references to “twelve (12) months following” in the definition of “Qualifying Termination” shall instead be references to “three (3) months prior to or eighteen (18) months following” and (B) prong (i) of the definition of “Change in Control” in the Plan shall be replaced with the text below. The provisions of this paragraph shall also apply to any Restricted Stock Units and Restricted Stock previously granted to the Participant.
Section (i) of the definition of “Change in Control” is revised to read as follows as it applies to this Award of Restricted Stock Units and any Restricted Stock Units and Restricted Stock previously granted to Participant:
(i)(A) the acquisition (other than by merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully

2020 SIP EVP RSU Form [5/2020]

diluted basis) of either (x) the then outstanding Shares, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant) or (B) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by holders of Company Common Stock that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Common Stock were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Common Stock among the holders thereof immediately prior to the Business Combination and (2) at least a majority of the members of the Board, or if the Company is not the surviving entity, the board of directors of the surviving entity or its parent, following the consummation of the Business Combination, were Incumbent Directors (as defined in Section 2(h)(ii) of the Plan) at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Subsection (ii) of a Qualifying Termination shall not be given effect unless the Participant first notifies the Service Recipient in writing describing the circumstances giving rise to a Qualifying Termination within ninety (90) days of the first occurrence of such circumstances, and, thereafter, such circumstances are not corrected by the Service Recipient within thirty (30) days of the Participant’s written notice of such circumstances.
*    *    *

BY ACCEPTING THIS AWARD, THE PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

PRA HEALTH SCIENCES, INC.

Colin Shannon
President and Chief Executive Officer

2020 SIP EVP RSU Form [5/2020]

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
PRA HEALTH SCIENCES, INC.
2020]STOCK INCENTIVE PLAN
Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement, including any specific terms and conditions set forth in any appendix hereto (the “Appendix,” together, this “Restricted Stock Unit Agreement”) and the PRA Health Sciences, Inc. 2020 Stock Incentive Plan (the “Plan”), PRA Health Sciences, Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice. The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2.Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest and become payable as provided in the Grant Notice. With respect to any Restricted Stock Unit, the period of time that such Restricted Stock Unit remains subject to vesting shall be its Restricted Period.

3.Settlement of Restricted Stock Units. A Restricted Stock Unit shall be settled promptly following its vesting, and in any event within thirty (30) days of the vesting date or event set forth in the Grant Notice, subject to Section 25 hereof. Subject to Section 8(d)(ii) of the Plan, one (1) Share shall be issued in respect of each Restricted Stock Unit upon settlement.

Notwithstanding the foregoing, the Company, in its sole discretion, may provide for the settlement of a Restricted Stock Unit in the form of a cash payment (in an amount equal to the Fair Market Value per Share as of the date upon which the Restricted Stock Units are settled) to the extent that settlement in Shares (a) is prohibited under Applicable Laws, (b) would require the Participant, the Company or an Affiliate to obtain the approval of any governmental or regulatory body in the Participant’s country, (c) would result in adverse tax consequences for the Participant, the Company or an Affiliate or (d) is administratively burdensome. Alternatively, the Company may provide for settlement of a Restricted Stock Unit in the form of Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Termination (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf pursuant to this authorization without further consent).

2020 SIP EVP RSU Form [5/2020]

4.Treatment of Restricted Stock Units upon Termination. Except as otherwise provided in the Grant Notice, in the event of the Participant’s Termination for any reason prior to the date that all of the Participant’s Restricted Stock Units have vested, (i) all vesting with respect to the Participant’s Restricted Stock Units shall cease, and (ii) all unvested Restricted Stock Units shall be forfeited to the Company by Participant for no consideration as of the date of such Termination.

For purpose of the Restricted Stock Units, the Participant’s Termination will be deemed to occur as of the date the Participant is no longer actively providing services (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any), and unless otherwise provided by the Committee in its sole discretion, the Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant has ceased active service for purposes of the Restricted Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence).

5.Non-Transferability. The Restricted Stock Units are not transferable by the Participant other than (i) by will or the laws of descent and distribution or (ii) for U.S. Participants only, to Permitted Transferees, as specifically approved in writing by the Committee following written notice to the Committee, in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.
Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the persons to whom the Restricted Stock Units may be transferred, the word “Participant” shall be deemed to include such person or persons.
6.Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to any Share underlying a Restricted Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Share.
If, prior to the settlement date of a Restricted Stock Unit, the Company declares a cash or stock dividend on the Shares, then, on the payment date of the dividend, the Participant shall be credited with dividend equivalents in an amount equal to the dividends that would have been paid to the Participant if one (1) Share had been issued on the Date of Grant for such Restricted Stock Unit. The dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 3 above. Dividend equivalents credited to the Participant shall be distributed in cash or, at the

2020 SIP EVP RSU Form [5/2020]

discretion of the Committee, in Shares having a Fair Market Value equal to the amount of the dividend equivalents.
7.Responsibility for Taxes. Regardless of any action the Company or the Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient, if any. The Participant further acknowledges and agrees that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Participant’s participation in the Plan, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Company and/or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax-withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes and directs the Company and/or the Service Recipient, or their respective agents, including E*TRADE Securities LLC and its affiliates (“E*TRADE”) or any other Company-designated broker, to sell on the market (on the Participant’s behalf pursuant to this authorization without further consent) a number of the Shares subject to the Restricted Stock Units that the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the withholding obligation for Tax-Related Items (a “Sell to Cover”). Any Sell to Cover arrangement shall be pursuant to terms specified by the Company from time to time. The Shares sold under any Sell to Cover arrangement will be sold on the day the obligation for Tax-Related Items arises or as soon thereafter as practicable and at the prevailing market price at the time the Shares are sold. The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for such sale at any particular price. The Participant will be responsible for all brokerage fees and other costs of the sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses related to any such sale. No fractional shares will be sold to cover Tax-Related Items. In the event that the Tax-Related Items obligations arise on a date on which the sale of Shares is prohibited under the terms of the Company’s Securities Trading Policy, the Participant agrees that withholding obligations will be satisfied through an automatic Sell to Cover in accordance with the terms of an arrangement entered into by the Participant and intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a “10b5-1 Plan”).
To the extent that the sale of Shares contemplated above is prohibited by a legal, contractual or regulatory restriction (other than, in the case of this paragraph, by the Company’s Securities Trading Policy), would trigger short-swing profits liability under Section 16(b) of the Exchange Act, or is otherwise impossible (including where the withholding obligation for Tax-

2020 SIP EVP RSU Form [5/2020]

Related Items arises prior to the vesting of the Restricted Stock Units), or in the event that the Participant does not have an effective 10b5-1 Plan in place at the time that obligations for Tax-Related Items arise, then in addition to, in lieu of or in combination with the above withholding method, the Participant authorizes the Company to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following:
(a)withholding such amount from any cash compensation or other cash amounts owing to the Participant;

(b)withholding Shares to be issued to the Participant upon settlement of the Restricted Stock Units; or

(c)any other method of withholding determined by the Company and permitted by Applicable Laws;

provided, however, that such form of withholding specified in subsection (b) above must be authorized by the Committee (as constituted to satisfy Rule 16b-3 under the Exchange Act) if the Participant is an officer of the Company within the meaning of Section 16 of the Exchange Act.
The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
The Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
8.Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units,

2020 SIP EVP RSU Form [5/2020]

or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)    all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)    the Restricted Stock Unit grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, shall not confer upon the Participant any right to continue as an employee or service provider of the Service Recipient, and shall not interfere with the ability of the Service Recipient to terminate the Participant’s employment or service relationship (if any);

(e)    the Participant is voluntarily participating in the Plan;

(f)    the Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)    the Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of the Participant’s normal or expected compensation for the purpose of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any); and

(j)    neither the Service Recipient, the Company nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to vesting and settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired under the Plan.

9.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.

2020 SIP EVP RSU Form [5/2020]

The Participant understands that the Company and the Service Provider hold certain personal information about the Participant, specifically: the Participant’s name, home address and telephone number, email address, date of birth, sex, age, nationality, social insurance number, resident registration number or other identification number, job title, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any Shares in the Company, details of all awards or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to E*TRADE (or any successor Plan broker) and any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the Affiliates of the Company. These third-party recipients may be located in the Participant’s country of residence (and country of employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the U.S., the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources department.

The Participant authorizes the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data only will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that, if he or she resides outside the U.S., the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources department. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant a Restricted Stock Unit or administer or maintain such Restricted Stock Unit. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources department.

10.Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally

2020 SIP EVP RSU Form [5/2020]

(through email or otherwise) or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant (or, in the event of the Participant’s death, his or her legal representatives, legates or distributees) to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Restricted Stock Unit Agreement, the Plan or any other documents related to the grant of Restricted Stock Units. If the Participant has received the Plan, the Restricted Stock Unit Agreement or any other rules, procedures, forms or documents related to the grant of Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
13.Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Stock Units, the Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s Securities Trading Policy as may be in effect from time to time. The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the Restricted Stock Units) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
14.Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Participant’s ability to acquire or hold the Restricted Stock Units or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside the Participant’s country. The Applicable Laws of the Participant’s country may require that he or she report the

2020 SIP EVP RSU Form [5/2020]

Restricted Stock Units, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Participant’s country within a certain time period or according to certain procedures. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with Applicable Laws.
15.Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
16.Compliance with Law. Notwithstanding any other provision of the Plan or this Restricted Stock Unit Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under applicable U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and this Restricted Stock Unit Agreement without the Participant’s consent to the extent necessary to comply with Applicable Laws governing the issuance of Shares.
17.Appendix. Notwithstanding any provision in this Restricted Stock Unit Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix or Appendices attached hereto. Each Appendix constitutes part of this Restricted Stock Unit Agreement.
18.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Shares underlying the Restricted Stock Units. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
19.Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to accept this Restricted Stock Unit Agreement or otherwise participate in the Plan in the future through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Severability. The provisions of this Restricted Stock Unit Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

2020 SIP EVP RSU Form [5/2020]

21.Amendments and Modifications; Waiver. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto.
No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any other provision of this Restricted Stock Unit Agreement or any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as applicable to other provisions of this Restricted Stock Unit Agreement or a continuing waiver.
22.Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity or the Company determines, in its sole discretion that the Participant has not complied with the restrictive covenants, if any, that are set forth in Appendix A, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (a) cancel the Restricted Stock Units or (b) require that the Participant forfeit any gain realized on the vesting or settlement of the Restricted Stock Units, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) Applicable Laws.

23.Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the laws of the U.S. State of Delaware, without regard to the principles of conflicts of law thereof. NOTWITHSTANDING ANYTHING CONTAINED IN THIS RESTRICTED STOCK UNIT AGREEMENT, THE GRANT NOTICE OR THE PLAN TO THE CONTRARY, BY ACCEPTING THIS AWARD, THE PARTICIPANT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE COURTS OF DELAWARE, IF ANY SUIT OR CLAIM IS INSTITUTED BY THE PARTICIPANT OR THE COMPANY RELATING TO THIS RESTRICTED STOCK UNIT AGREEMENT.

24.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement, the Plan shall govern and control.

25.Section 409A. To the extent the Participant is a citizen of the United States or a United States resident under the Code, the Company intends that the Restricted Stock Units shall not constitute “nonqualified deferred compensation” subject to Section 409A of the Code, and, to the extent applicable, the Restricted Stock Units are intended to be exempt from Section 409A of the Code under the “short-term deferral” and “separation pay” exceptions to the maximum extent permitted under Section 409A of the Code, and the Restricted Stock Unit Agreement shall be

2020 SIP EVP RSU Form [5/2020]

interpreted, administered and construed consistent with such intent. Notwithstanding the foregoing, the Company may unilaterally amend the terms of this Restricted Stock Unit Agreement (or the Plan) to avoid the application of, or to comply with, Section 409A of the Code, in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Section 409A of the Code or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if exemption or compliance is not practicable, but the Company or the Service Recipient shall not be under any obligation to make any such amendment. Nothing in this Restricted Stock Unit Agreement (or the Plan) shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Restricted Stock Unit Agreement, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to the Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Restricted Stock Unit Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

Without limiting the generality of the foregoing and anything in the Restricted Stock Unit Agreement to the contrary notwithstanding, if Restricted Stock Units payable on or by reference to the timing of the Participant’s Termination constitute non-qualified deferred compensation subject to Section 409A, as determined in the Company’s sole discretion, such Restricted Stock Units shall not be paid unless and until the Participant experiences a “separation from service” (within the meaning of Section 409A of the Code), and if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) as of the date of the separation from service (as determined in accordance with the methodology established by the Company as in effect on the date of Termination), shall instead be paid to the Participant on the first business day that immediately follows the earlier of (i) the date that is six (6) months following the date of the Participant’s separation from service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.
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2020 SIP EVP RSU Form [5/2020]

APPENDIX A

RESTRICTIVE COVENANTS

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan, the Grant Notice and/or the Restricted Stock Unit Agreement.
The Participant acknowledges and agrees that in light of the Participant’s access to proprietary and confidential information and Participant’s position of trust and confidence with the Company or its Affiliates, and as a condition of the grant of Restricted Stock Units, Participant shall be subject to the restrictive covenants set forth herein.
1.Non-Compete. During the Participant’s term of employment with the Company or any of its Affiliates (the “Employment Period”) and the Non-competition Period (as defined below), the Participant may not within (i) the country in which the Participant’s office with the Company or any of its Affiliates was located at the Participant’s Termination, or (ii) fifty (50) miles of the location of the Participant’s office with the Company or any of its Affiliates at the Participant’s Termination, be engaged or employed by a Competing Company (as defined below), whether as owner, manager, officer, director, employee, consultant or otherwise, to (a) provide products or services that are the same or substantially similar to the products and services provided by the Company or any of its Affiliates, or (b) perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that the Participant performed for the Company or any of its Affiliates at any time during the twenty-four (24) months prior to the Participant’s Termination.
For the purposes of this Appendix A, the term “Non-competition Period” means the period of twelve (12) months after the Participant’s Termination for whatever reason. For the purposes of this Appendix A, the term “Competing Company” means any entity (and its respective affiliates and successors) that competes with the Company or any of its Affiliates in the provision of Customer Services (as defined below), including, without limitation, the following entities and their affiliates and successors to the extent that and for so long as those said entities, affiliates, and successors compete with the Company or any of its Affiliates in the provision of Customer Services: Celerion Inc., Charles River Laboratories International, Inc., Cognizant Technology Solutions Corporation, ICON plc, IQVIA Holdings Inc., Laboratory Corporation of America Holdings (including Covance Inc., Chiltern International Ltd. and Theorem Clinical Research), Mapi Developpement SAS, Medidata Solutions, Inc., Medpace, Inc., PAREXEL International Corporation, Pharm-Olam International, Pharmaceutical Product Development, Inc., Premier Research Group Ltd., PSI CRO AG, Syneos Health, Inc., Synteract, Inc., United BioSource Corporation, UnitedHealth Group Incorporated (including OptumHealth), Veeva Systems Inc., WorldWide Clinical Trials, Inc and ZS Associates, Inc. For the purposes of this Appendix A, the term “Customer Services” means any product or service provided by the Company or any of its Affiliates to a third party for remuneration, (i) during the Employment Period or (ii) about which the Participant has material knowledge and that the Participant knows the Company or any of its Affiliates will provide or has contracted to provide to third parties during the twelve (12) months following the Employment Period.

2020 SIP EVP RSU Form [5/2020]

Ownership by the Participant of not more than one percent (1%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions set forth in this Appendix A.
2.Non-Solicitation of Clients. The Participant may not, during the Employment Period and for a period of twelve (12) months after the Participant’s Termination, directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from, any Customer (as defined below) of the Company or any of its Affiliates at the Participant’s Termination, unless the business being solicited or accepted is not in competition with or substantially similar to the business of the Company or any of its Affiliates. For the purposes of this paragraph, “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom the Participant has acquired material information based on employment with the Company or any of its Affiliates and as to whom the Participant has been informed that the Company or any of its Affiliates provides or will provide services.
3.Non-Solicitation of Employees. The Participant may not, during the Employment Period and for a period of twelve (12) months after the Participant’s Termination, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of the Company or any of its Affiliates, for any reason whatsoever, any person employed by the Company or any of its Affiliates at the time of the act of solicitation or inducement, including by (i) identifying for any third party employees of the Company or any of its Affiliates who have special knowledge concerning the Company’s or any of its Affiliates’ processes, methods or confidential affairs or (ii) commenting about the quality of work, special knowledge, compensation, skills or personal characteristics of any employee of the Company or any of its Affiliates to any third party.
4.Miscellaneous.
(a)     The Participant specifically acknowledges and agrees that the provisions of this Appendix A are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that the Participant desires to agree to the provisions of this Appendix A. In the event that any of the provisions of this Appendix A should ever be held to exceed the time, scope or geographic limitations permitted by Applicable Laws, it is the intention of the parties that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by Applicable Laws.
(b)    The Participant acknowledges and agrees that, owing to the special, unique and extraordinary nature of the matters covered by this Appendix A, in the event of any breach or threatened breach by the Participant of any of the provisions hereof, the Company or any of its Affiliates would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and the Company and its Affiliates would not have adequate remedy at law. Therefore, the Participant agrees that, in such event, the Company or any of its Affiliates will be entitled to seek temporary and/or permanent injunctive relief against

2020 SIP EVP RSU Form [5/2020]

the Participant, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Appendix A, and the Participant hereby waives the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that the Company or any such Affiliate must prove actual damages, and that the Company or such Affiliate has an adequate remedy at law. In addition, the Participant shall pay to the Company or such Affiliate and the Company or such Affiliate shall be awarded the reasonable attorney’s fees and costs incurred by such entity as a result of the Participant’s breach of the Participant’s obligations in this Appendix A.
(c)    The rights and remedies described in this Appendix A are cumulative and are in addition to, and not in lieu of, any other rights and remedies otherwise available under the Grant Notice and this Restricted Stock Unit Agreement, or at law or in equity, including, but not limited to, monetary damages.
(d)    Notwithstanding any other provision of the Grant Notice and this Restricted Stock Unit Agreement, in the event of any breach by the Participant of any of the provisions of this Appendix A, all obligations and liabilities of the Company under the Grant Notice and this Restricted Stock Unit Agreement shall immediately terminate and be extinguished. Further, in the event of any breach by the Participant of any of the provisions of this Appendix A, the restrictive time periods set forth herein do not include any period of violation or period of time required for litigation to enforce the Grant Notice and this Restricted Stock Unit Agreement.
(e)    In the event the Company has a reasonable basis to believe that the Participant may be in breach of any of the provisions of this Appendix A, the Company may suspend its obligations to the Participant under the Grant Notice and the Restricted Stock Unit Agreement until such time as the Participant provides the Company with (i) an undertaking to comply with the provisions of this Appendix A and (ii) an affidavit of compliance with the provisions of this Appendix A, both in a form reasonably specified by the Company.
(f)    The Participant agrees to inform the Company of the name and address of any employer(s), as well as the Participant’s job title and duties with each employer that the Participant may have or any business with which the Participant may be involved, directly or indirectly, within the Non-competition Period.
(g)    The Company shall have the right to disclose the Grant Notice and this Restricted Stock Unit Agreement or its contents to any of the Participant’s future employers for the purpose of providing notice of the post-employment restrictions contained herein. The Company will provide the Participant with written notice if and when the Company discloses the existence of the Grant Notice and this Restricted Stock Unit Agreement to any future employer.
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2020 SIP EVP RSU Form [5/2020]